                                                                      EXHIBIT 12

                                   AMGEN INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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                                                                   NINE MONTHS
                                    YEAR ENDED DECEMBER 31,           ENDED
                               ---------------------------------- SEPTEMBER 30,
                                1992   1993   1994   1995   1996      1997
                               ------ ------ ------ ------ ------ -------------
Computation of Earnings:
  Income before taxes......... $563.1 $592.4 $588.3 $794.4 $962.3    $617.0
  Net interest expense........    0.1    6.1   12.0   15.3    6.3       0.8
  Interest portion of
   operating lease expense....    4.1    3.4    3.9    4.8    5.2       4.7
  Equity in losses (earnings)
   of and cash distributions
   from less than 50%-owned
   companies accounted for
   under the equity method....    0.1   13.2    1.3    3.4    0.2      (1.6)
  Share of pretax income of
   50%-owned affiliate net of
   equity pick-up.............    6.2    5.4    4.0    5.2    5.2       2.7
                               ------ ------ ------ ------ ------    ------
  Earnings.................... $573.6 $620.5 $609.5 $823.1 $979.7    $623.6
                               ====== ====== ====== ====== ======    ======
Computation of Fixed Charges:
  Net interest expense........ $  0.1 $  6.1 $ 12.0 $ 15.3 $  6.3    $  0.8
  Capitalized Interest........    6.1    4.0    3.7    4.7    4.2       7.1
  Interest portion of
   operating lease expense....    4.1    3.4    3.9    4.8    5.2       4.7
                               ------ ------ ------ ------ ------    ------
  Fixed Charges............... $ 10.3 $ 13.5 $ 19.6 $ 24.8 $ 15.7    $ 12.6
                               ====== ====== ====== ====== ======    ======
Ratio of Earnings to Fixed
 Charges......................   55.7   46.0   31.1   33.2   62.4      49.5
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